, 2019
Exhibit 99.1
LIBERTY LATIN AMERICA RECEIVES CLEARANCE FROM U.S. DEPARTMENT OF JUSTICE TO ACQUIRE AT&T’S WIRELESS AND WIRELINE OPERATIONS IN PUERTO RICO AND THE U.S. VIRGIN ISLANDS
Companies Intend to Close Transaction on October 31, 2020

Denver, Colorado – October 23, 2020: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) confirms that the company has entered into a consent judgment with the U.S. Department of Justice (DOJ) regarding the previously announced acquisition of AT&T’s wireless and wireline operations in Puerto Rico and the U.S. Virgin Islands. The DOJ has cleared the transaction subject to the terms of the consent judgment, which includes a requirement that Liberty Latin America divest certain B2B operations that are part of their operations in Puerto Rico. Liberty Latin America expects a preliminary court order in the next few days permitting them to close on their transaction with AT&T.

To meet the conditions in the consent judgment, Liberty Latin America has entered into an agreement to divest part of its B2B operations in Puerto Rico. This divestiture is expected to close promptly pending appropriate regulatory approval. This approval process is not expected to affect the closing date for Liberty Latin America’s acquisition of the AT&T assets.

Liberty Latin America and AT&T intend to close the transaction on October 31, 2020. Under terms of the agreement, AT&T will retain FirstNet responsibilities and relationships as well as DIRECTV and certain global business customer relationships. The sale does not affect AT&T’s FirstNet commitment. AT&T retains its dedicated FirstNet network core and service capabilities. Post-close, Liberty Latin America will support AT&T’s FirstNet build in Puerto Rico and the U.S. Virgin Islands.

ABOUT LIBERTY LATIN AMERICA

Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil, BTC, UTS and Cabletica. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a sub-sea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols "LILA" (Class A) and "LILAK" (Class C), and on the OTC link under the symbol "LILAB" (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations:                    Media Relations:
Kunal Patel ir@lla.com         Claudia Restrepo     llacommunications@lla.com